Exhibit 99.3

Northaven Management, Inc.

375 Park Avenue, Suite 2709

New York, New York 10152

212-798-0300

March 19, 2008

Board of Directors

TransCommunity Financial Corporation

4235 Innslake Drive

Glen Allen, Virginia 23060

Re:  Proposed Merger with Community Bankers Acquisition Corporation

Dear Board Members:

In the five months since our October 12, 2007 correspondence, in which we voiced our concerns regarding the proposed merger between TransCommunity Financial Corporation (“TCF”) and Community Bankers Acquisition Corporation (“CBAC”), we have had the opportunity to (1) analyze the effects of the subsequently announced merger of CBAC with BOE Financial Services of Virginia, Inc., (2) discuss the proposed transactions in greater detail with management of all three firms, and (3) engage in dialogue with other institutional shareholders of TCF regarding their views of the risks and benefits of these transactions.

Based on this incremental information, we are hereby rescinding our opposition to, and intend to vote the 457,000 shares owned by the Northaven funds for, the proposed merger.

We look forward to further constructive dialogue with management in an effort to continue to maximize shareholder value.

Regards,

Richard Brown
President
Northaven Management, Inc.